Exhibit 99.1

STERLING
Financial Corporation
111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation of Spokane, Washington,
Has No Exposure to Fannie Mae or Freddie Mac Equity Investments
SPOKANE, Wash. — September 12, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, announced that it has no exposure to any common or preferred equity securities of Fannie Mae or Freddie Mac. Within the last week, a number of banks around the United States have announced anticipated charges to earnings to reflect the other-than-temporary impairment of investments in securities of Fannie Mae and Freddie Mac following the U.S. Treasury’s recent actions to place these government-sponsored enterprises into conservatorship.
“With respect to its investment portfolio, Sterling’s investment guidelines are conservative and generally disallow equity investments. This conservative approach has enabled Sterling to avoid impairment issues affecting the investment portfolios of many banks,” stated Harold B. Gilkey, chairman and chief executive officer. “The measures taken by the U.S. Treasury, the Federal Reserve and the Federal Home Finance Administration to ensure orderly markets and adequate liquidity are positive and significant, and should help stabilize the U.S. housing market specifically and the financial markets generally.”
At June 30, 2008, Sterling’s portfolio of available-for-sale and held-to-maturity investments and mortgage backed securities totaled $2.3 billion. Sterling’s investment portfolio is composed of high-quality diversified investments – mainly consisting of seasoned, conforming, government-backed, investment-grade mortgage backed securities and collateralized mortgage obligations.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2008, Sterling Financial Corporation had assets of $12.70 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.
Investor Contact:
Sterling Financial Corporation
Daniel G. Byrne
EVP, Chief Financial Officer
509-458-3711
Sterling Financial Corporation
Deborah L. Wardwell, CFA
VP, Investor Relations Director
509-354-8165
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